EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

lynda.ramsey@merix.com

Merix Corporation Announces Exercise of Option to Acquire an Additional

$10 million of Merix’ 4% Convertible Senior Subordinated Notes due 2013

FOREST GROVE, OR, May 19, 2006—Merix Corporation (NASDAQ: MERX) today announced that the initial purchaser in its offering of 4% Convertible Senior Subordinated Notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) has exercised its option to purchase an additional $10 million principal amount of the notes, bringing the total gross proceeds of the offering to $70 million. The sale of the additional notes to the initial purchaser is expected to close on May 24, 2006, subject to satisfaction of customary closing conditions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.